Exhibit 99.1

Thank you Tim, and welcome Ross Tennenbaum and Eric Webster to Dropbox

Today, we’re sharing an important leadership update. After nearly a decade with Dropbox, our CFO, Tim Regan, has decided to move on and begin the next chapter of his career. At the same time, we’re welcoming two new leaders to our executive team—Ross Tennenbaum as Chief Financial Officer and Eric Webster as Chief Business Officer. These changes come as we deepen our focus on scaling Dropbox Dash and strengthening our core file storage and sync experience.

Tim has been a steady and trusted leader at Dropbox since he joined in 2016 as Chief Accounting Officer. Throughout his time here, Tim helped guide Dropbox through our IPO, stepped into the CFO role in 2020, and strengthened our financial foundation while supporting our teams with humility, integrity and the best sense of humor. We’re deeply grateful for Tim’s impact on Dropbox and for the way he has shaped our company. We’ll miss him—and we’re excited to see what he takes on next.

Ross will join us as CFO on December 16. He brings more than 20 years of experience as a finance and operations leader, most recently serving as President and previously CFO at Avalara. Before joining Avalara, he spent a decade advising technology companies in investment banking roles at Goldman Sachs and Credit Suisse. Ross’s experience across finance and operations will be important as we continue rolling out Dash, broaden access through self-serve onboarding, and invest in long-term growth and efficiency across the business.

We’re also excited to welcome Eric Webster as our new Chief Business Officer. Eric joins us from Silversmith Capital Partners, where he worked closely with SaaS and AI companies on revenue growth and go-to-market strategy. He’s held senior revenue leadership roles for more than two decades, including running a $1B+ business at Salesforce and serving as CRO at Mighty AI. Eric’s experience leading teams across Sales, Marketing, Customer Success, Business Development, and Operations will help us build a cohesive commercial engine around Dash, expand our reach with SMB and mid-market customers, and strengthen the go-to-market foundation for our Core FSS product.

Please join us in thanking Tim for his many contributions and welcoming Ross and Eric to Dropbox. We’re entering an important phase of execution as we continue to scale Dropbox Dash, strengthen our Core FSS experience, and accelerate our business transformation. We’re grateful to have strong leaders helping guide us forward.